Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Stillwater Mining Company

 We consent to incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-159144, 333-156262, and 333-70861) of Stillwater Mining Company of our report dated June 24, 2013, relating to the statements of net assets available for benefits as of December 31, 2012 and 2011, the related statement of changes in net assets available for benefits for the year ended December 31, 2012, and the supplemental Schedule H, Part IV, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2012 of the Stillwater Mining Company Bargaining Unit 401(k) Plan, which report appears in the December 31, 2012 annual report on Form 11-K of the Stillwater Mining Company Bargaining Unit 401(k) Plan.

/s/ Tanner LLC

Salt Lake City, Utah
June 24, 2013